Filed Pursuant to Rule 424(b)(3) and

Rule 424(c)

Registration No. 333-107828

Supplement

November 5, 2003

(To Prospectus Supplement dated November 3, 2003

to Prospectus dated August 22, 2003)

$500,000,000

AutoZone, Inc.

$200,000,000 4.75% Senior Notes due 2010

$300,000,000 5.50% Senior Notes due 2015

This supplement should be read in conjunction with the prospectus supplement dated November 3, 2003 and the accompanying prospectus dated August 22, 2003 relating to AutoZone, Inc.’s 4.75% Senior Notes due 2010 and its 5.50% Senior Notes due 2015.

The record dates for the payment of interest on the 4.75% Senior Notes due 2010 and the 5.50% Senior Notes due 2015 are the May 1 and November 1 (not the May 15 and November 15) preceding the relevant interest payment dates.

Accordingly, the first sentence of the fourth paragraph under “Description of Notes—General” in the prospectus supplement should read, and is replaced in full, as follows:

“Interest on the notes will accrue from November 6, 2003, and will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2004, to the persons in whose names the notes are registered at the close of business on the May 1 and November 1 preceding the respective interest payment dates.”